Exhibit 10.19

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of June 8, 2000, is entered into by and between Waste Management Federal Services, Inc., a Delaware corporation, (the "Employer") and Thomas Dabrowski (the "Employee").

RECITALS

        A.    Employer desires to employ Employee as President of Employer on the terms and conditions set forth herein;

        B.    Employee desires to be employed by Employer in such capacity on such terms and conditions; and

        C.    As of the date of this Agreement, Employer is a wholly-owned subsidiary of GTS Duratek, Inc., a Delaware corporation ("GTS Duratek")

AGREEMENT

        In consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.    Employment Term.

          (a)  Employer agrees to employ Employee on the terms and conditions set forth herein for a term commencing on the date hereof and ending on the second anniversary of the date hereof (the "Term"), unless such Term is terminated prior thereto in accordance with Section 4 of this Agreement. Employee hereby accepts such employment for the Term.

          (b)  In the event that neither Employer nor Employee has notified the other that such party does not wish to extend this Agreement (a "Notice of Non-Extension") prior to six (6) months before the Term hereunder would otherwise expire, then the Term of this Agreement shall automatically extend, on a day-by-day basis, to the date which is six (6) months after the date on which a Notice of Non-Extension is first given, unless the Term is terminated prior thereto in accordance with Section 4 of this Agreement.

        2.    Duties.

        During the Term of this Agreement:

          (a)  Employee shall hold the office of President of Employer or such other position of comparable or higher authority and responsibility within Employer or any of its affiliated entities as shall be mutually agreeable. Such services shall be provided at the Employer's office located in Lakewood, Colorado or such other location of the Employer's office as Employer shall reasonably designate, although Employee shall travel as reasonably necessary to perform his duties. Employee shall have the powers and authority customarily associated with such position. Employee shall assume such other responsibilities consistent with his position as President of Employer, as may be assigned to him from time to time by the President and Chief Executive Officer of GTS Duratek or another executive officer designated by the President and Chief Executive Officer of GTS Duratek.

          (b)  Employee shall devote his best efforts and full working time to the business and affairs of the Employer, except that Employee shall be allowed reasonable vacations and reasonable leaves of absence, due to illness or incapacity that does not constitute a Long-Term Disability (as hereinafter defined), in accordance with the established policies of the Employer. Nothing in this Agreement shall preclude Employee from engaging in charitable, professional, and community activities, in each case so long as such activities do not interfere with, conflict, or impair the proper performance of Employee's duties hereunder or Employer's business or reputation.

          (c)  Employee shall not receive compensation, other than honoraria, for services rendered to any Person other than the Employer during the Term of this Agreement. As used herein, the term "Person" shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities, governments, agencies, and political subdivisions.

        3.    Compensation.

        As compensation for Employee's services, Employer hereby agrees to pay Employee, and Employee agrees to accept, the following compensation:

          (a)  Employer shall pay to Employee an initial base salary equal to two hundred fifty thousand dollars ($250,000) per annum (payable in monthly, semi-monthly or bi-weekly installments, in accordance with GTS Duratek's payroll policies). Such salary may be adjusted from time to time at the discretion of the President and Chief Executive Officer of GTS Duratek, subject to the GTS Duratek's compensation guidelines (the "Compensation Guidelines") as may be in effect from time to time.

          (b)  The President and Chief Executive Officer of GTS Duratek shall consider in good faith the amount of bonus, if any, subject to the Compensation Guidelines and the Management Incentive Program ("MIP") then in effect, which Employee should receive with respect to any period of employment hereunder. Such bonuses, if any, shall be determined with reference to the performance of Employee hereunder and the performance and results of operations of Employer and GTS Duratek during the relevant period. Subject to the Employer's right to terminate or modify the MIP, in determining the amount of bonus under such program, if any, the President and Chief Executive Officer of GTS Duratek shall apply the following weights: 70% for Employer, 20% for GTS Duratek and 10% for personal objectives. The parties acknowledge that the President and Chief Executive Officer of GTS Duratek may determine in good faith that, based on the foregoing factors, no bonus should be paid to Employee with respect to any employment period.

          (c)  Upon submission of proper documentation, Employee shall be allowed reimbursement for expenses for travel in connection with Employer's business, and shall be entitled to paid vacation and to holidays in accordance with the policies of Employer. Employee shall also be entitled to such additional benefits as Employer may establish for its executives from time to time on a basis no less favorable than the benefits provided to any other executive of Employer.

        4.    Termination.

        This Agreement, and Employee's employment with Employer, shall be terminable as follows:

          (a)  Termination of Employment by Employer:

            (1)  Employer may terminate this Agreement upon two (2) weeks notice to Employee in the event of the "Long Term Disability" of Employee. A "Long-Term Disability" shall be deemed to have occurred when, due to a "Disability," as such term is defined in GTS Duratek's group disability insurance policy number L652259 effective January 1, 1992 or any successor policy thereto, Employee (i) shall have been unable or shall have failed to perform the essential functions of his position, with or without reasonable accommodation, and (ii) is presently suffering from a "Disability," as determined in the judgment of the Board of Directors of GTS Duratek, exercised in good faith and based on competent medical advice.

            (2)  This Agreement shall terminate automatically upon Employee's death.

            (3)  Employer may terminate or give Notice of Non-Extension of this Agreement for "Cause" immediately upon notice to Employee. As used herein, "Cause" shall mean (i) Employee's fraud, theft, embezzlement or commission of any felony or other crime involving moral turpitude, (ii) Employee's use of illicit drugs, or (iii) the willful failure or refusal of Employee to perform any material obligation under this Agreement or to carry out the reasonable directives of the President and Chief Executive Officer of GTS Duratek, or the repeated willful or materially negligent failure to perform the Employee's duties as determined by the President and Chief Executive Officer of GTS Duratek in good faith, and the failure of Employee to cure the same to the satisfaction of Employer within a period of thirty (30) days following notice thereof from Employer, if, in the opinion of Employer, cure is possible.

            (4)  Employer may terminate or give Notice of Non-Extension of this Agreement without "Cause," for any reason or no reason at all, upon six (6) months prior notice to Employee.

          (b)  Termination of Employment by Employee:

            (1)  Employee may terminate or give Notice of Non-Extension of this Agreement with "Justification" upon six (6) months notice to Employer. As used herein, "Justification" shall mean (i) a substantial, adverse change in the nature or scope of Employee's responsibilities and authority which amounts to the functional equivalent of a demotion, (ii) the willful failure or refusal of Employer to perform any material obligation under this Agreement, and in each such case the failure of Employer to cure the same within a period of thirty (30) days following notice thereof from Employee or (iii) the relocation of Employee's primary place of business to a location more than 100 miles from the current office in Lakewood, Colorado.

            (2)  Employee may terminate or give Notice of Non-Extension of this Agreement, without "Justification," at any time following the first anniversary of this Agreement, upon six (6) months prior notice to Employer.

        5.    Effect of Termination.

          (a)  If Employee's employment is terminated pursuant to Section 4(a)(4) or Section 4(b)(1):

            (1)  Employer shall pay to Employee all compensation, at the rate then in effect, through Employee's last day of employment with Employer (the "Termination Date").

            (2)  Employer shall continue to pay, pro rata on a bi-weekly basis, to Employee (in lieu of any other severance, termination or similar payments, and in full discharge of Employer's responsibilities under this Agreement with respect to the Termination Date) Employee's base salary (at the level in effect as of the Termination Date) and provide medical and dental benefits substantially similar to the benefits being provided, if any, at the Termination Date (the "Severance Benefit") for a period of eighteen (18) months following the Termination Date. The medical and dental benefits referred to herein will be continued for such 18 month period under COBRA and the Employer agrees to contribute the applicable premiums on terms equal to those that existed immediately prior to the Termination Date. In the event that Employee discontinues COBRA coverage for such medical and dental benefits at any time, Employer shall have no further premium payment obligations hereunder.

            (3)  Employee shall be subject to the provisions of Section 7 for a period of two (2) years from the Termination Date.

          (b)  If Employee's employment is terminated pursuant to Section 4(a)(1), Section 4(a)(2), Section 4(a)(3) or Section 4(b)(2):

            (1)  Employer shall pay to Employee all compensation, at the rate then in effect, through the Termination Date.

            (2)  Employee shall not be entitled to any Severance Benefit, but, in the case of a termination under Section 4(a)(1), shall be entitled to any benefit for which the Employee qualifies under any short-term or long-term disability plan of Employer.

            (3)  Employee shall be subject to the provisions of Section 7 for a period of two (2) years from the Termination Date in the case of a termination pursuant to Section 4(a)(3) or Section 4(b)(2), and for a period, not to exceed two (2) years, during which disability benefits are being paid to Employee under any short-term or long-term disability plan of Employee in the case of a termination pursuant to Section 4(a)(1).

          (c)  The sole liability of Employer upon a termination of Employee's employment shall be to pay the amounts expressly provided for above in this Agreement as being due and owing upon such termination, and to comply with Employer's obligations to Employee (if any) pursuant to any other written agreements between Employee and Employer or pursuant to any employee benefit plan. Employee's entitlement to amounts owing pursuant to this Agreement shall not be dependent upon Employee's efforts to "mitigate" loss or to find other employment, nor shall the amounts owing pursuant to this Agreement be subject to offset by compensation earned from a subsequent employer.

        6.    Records and Confidential Data.

        All memoranda, notices, files, records and other materials made or compiled by Employee during the period of his employment in the ordinary course of business, or made available to him concerning the business of Employer shall be Employer's property and shall be delivered to Employer at its request therefor or automatically upon the termination of this Agreement. Employee shall not at any time during or after the term hereof use for himself or others, or divulge to others any trade secret or confidential or proprietary business information, knowledge or data of Employer obtained by him as a result of his employment unless authorized in writing by Employer or required by law.

        7.    Non-competition/Non-Interference.

        Employee agrees that, for the period specified in the applicable subsection of Section 5 and Section 8(b), if applicable, Employee will not directly or indirectly (i) develop, own, manage, operate, or otherwise engage in, participate in, represent in any way or be connected with, as officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor, stockholder (except for the ownership of a less than 5% stock interest in a publicly traded company) or otherwise, any Competing Business in any state of the United States or comparable region outside the United States in which Employer or any of its affiliates then conducts business; or (ii) induce or take any action with the purpose or effect of causing any employee of Employer or its affiliates to terminate his or her employment with Employer or any of its affiliates or to become employed by any Competing Business. As used herein, "Competing Business" shall mean any business engaged in the treatment, remediation, transportation, processing, disposal, or burial of radioactive, hazardous, mixed and other wastes, or which provides technical support services that include, but are not limited to, site decontamination and decommissioning, waste management services, radiological engineering services, staff augmentation and outage support, instrumentation services, environmental and computer consulting and environmental health and safety training. To the extent the Employee will be employed by or perform activities on behalf of a division or subsidiary of a Competing Business, which division or subsidiary does not itself compete with the Employer, and he can demonstrate to the Employer's reasonable satisfaction that such employment or provision of services will not have an adverse competitive effect on the Employer, such employment or provision of services shall not be prohibited hereunder. The parties acknowledge and agree that the restrictions of this Section 7, Section 5(a)(3) , Section 5(b)(3) and Section 8(b) hereof have been carefully negotiated at arm's length and are believed by the parties to be reasonable and necessary to protect Employer's legitimate business interests. In the event that, notwithstanding the foregoing, any provision set forth in this Section 7, or the time period set forth in Section 5(a)(3), Section 5(b)(3) or Section 8(b) hereof, shall be determined by any competent court or tribunal to be unenforceable or invalid for any reason, the parties agree that this Section 7 and the time periods set forth in Section 5(a)(3), Section 5(b)(3) and Section 8(b) shall be modified to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal. The parties further agree that Employer will be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of Employee's obligations set forth in this Section 7.

        8.    Services Upon Completion of Term.

          (a)  On the last day of the initial Term, assuming that either the Employer or the Employee has provided the other a Notice of Non-Extension and, provided Employee has met, on a cumulative basis, the budgeted earnings before interest and taxes ("EBIT") for Employer and all personal performance goals as set by the President and Chief Executive Officer of GTS Duratek, Employer agrees to retain Employee to provide Employer with consulting services and Employee agrees to provide such consulting services to Employee for a period of two (2) years from the end of the initial Term hereof, subject to a consulting agreement reasonably acceptable to Employer and Employee. During the first six (6) months of such services, Employee shall provide to Employer up to thirty (30) hours of services per week. For the remaining eighteen (18) months of such services, Employee shall provide to Employer up to seventeen (17) hours of services per week. In return for such services, Employer shall pay to Employee the sum of one hundred twenty-five thousand dollars ($125,000) per annum, payable pro rata on a bi-weekly basis, and shall provide to Employee medical and dental benefits, on substantially similar terms to the medical and dental benefits provided, if any, at the end of the initial Term hereof, while Employee provides such services to Employer. During the latter 18 months of the two year term contemplated by this Section 8(a), the medical and dental benefits referred to herein will be continued for such 18 month period under COBRA and the Employer agrees to contribute the applicable premiums on terms equal to those that existed immediately prior to the termination of the Employee's employment with the Employer. In the event that Employee discontinues COBRA coverage for such medical and dental benefits at any time, Employer shall have no further premium payment obligations hereunder.

          (b)  Employee shall be subject to the provisions of Section 7 for a period of two (2) years from the end of the initial Term hereof.

        9.    Complete Agreement.

        This Agreement contains the complete agreement and understanding concerning the subject matter hereof and shall supersede all other agreements, understandings or commitments between the parties as to such subject matter. The parties stipulate that neither of them has made any representations concerning the subject matter hereof except such representations as are specifically set forth herein.

        10.    Indemnification.

        The Employer covenants to indemnify and hold harmless Employee to the maximum extent that directors and officers are indemnified pursuant to the Employer's Certificate of Incorporation, By-Laws or otherwise and to such further extent, if any, as employees are permitted to be indemnified under

Delaware law. During the Term, Employer will not repeal or modify any such right to indemnification or limitation of liability so as to adversely affect any such right or protection provided by Employer to Employee.

        11.    Assignment.

        The obligations and rights of each party hereunder shall not be assignable without the prior written consent of the other party; provided, however, that Employer may without the consent of Employee assign this Agreement to any successor owner of the Employer resulting from merger, consolidation or otherwise so long as such successor agrees in writing to assume Employer's obligations under this Agreement in a form and manner reasonably acceptable to Employee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties' respective heirs, legal representatives, successors and assigns.

        12.    Notices.

        Except as otherwise expressly stated, all notices required to be given or which may be given under this Agreement shall be in writing and shall be deemed given when personally delivered or three (3) business days after having been mailed by certified mail, postage prepaid, return receipt requested, addressed as follows:

  If to Employer:

  Waste Management Federal Services, Inc.
  c/o GTS Duratek, Inc.
  10100 Old Columbia Road
  Columbia, MD 21046
  Attention: Corporate Secretary

  If to Employee:

  Thomas Dabrowski
  [Street Address]
  [City, State, Zip Code]

Either party may change the address to which such notices are to be addressed by notice thereof to the other party in the manner set forth above.

        13.    Waiver, Modification or Amendment.

        Except as otherwise provided for within this Agreement, no waiver, modification or amendment of any provision of this Agreement shall be effective, binding or enforceable unless in writing and signed by the party against which it is sought to be enforced.

        14.    Severability.

        If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then this Agreement shall be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly.

        15.    Governing Law.

        The validity of this Agreement and of any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of the State of Maryland, without reference to any conflict of law or choice of law principles in the State of Maryland that might apply the law of another jurisdiction.

        16.    Arbitration.

        Any disputes between the parties relating to the terms of this Agreement, or the breach thereof, shall be submitted to binding arbitration in Washington, D.C., in accordance with the rules of the American Arbitration Association. In the event that either party desires to arbitrate any such dispute, such party shall so notify the other party and the parties shall endeavor in good faith, for a period of thirty (30) days, to resolve such dispute without arbitration. In the event that the parties cannot resolve the dispute within such thirty (30) day period, then within ten (10) days thereafter, the parties shall jointly designate an arbitrator to hear the dispute, or, if the parties are unable to jointly select an arbitrator, an arbitrator shall be chosen by the President of the American Arbitration Association from lists of candidates provided by each of the parties. The decision of the arbitrator shall be binding upon the parties. In the event that Employee prevails in such arbitration, Employer shall pay the expenses of Employee incurred in connection with such arbitration.

        Notwithstanding anything to the contrary in this Section, either party may seek injunctive relief from a court of competent jurisdiction, in the event that such party believes that injunctive relief is warranted by a breach or threatened breach of this Agreement by the other party.

        17.    Construction.

        Headings or captions of this Agreement are for reference only and are not to be construed in any way as part of this Agreement, nor in the interpretation of this Agreement. The masculine pronoun shall include the feminine and neuter, and vice versa, where the context so requires.

        18.    Counterparts.

        This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all or which together shall constitute but one and the same document.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMPLOYER:		EMPLOYEE:
Waste Management Federal Services, Inc.		Thomas Dabrowski
By:	/s/ ROBERT F. SHAWVER Name: Robert F. Shawver Title: Executive Vice President	/s/ THOMAS DABROWSKI